Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF CIVEO CORPORATION

Name of Entity	Jurisdiction of Organization

Civeo Holding Company 1 Pty Ltd	Australia
Civeo Lodge Services LP	BC, Canada
Civeo Management LLC	Delaware, U.S.
3045843 Nova Scotia Company	Nova Scotia, Canada
Civeo Premium Camp Services Ltd	Alberta, Canada
Civeo Pty Ltd	Australia
Civeo Canada HoldCo1 Ltd	BC, Canada
Civeo Canada Inc.	Alberta, Canada
Civeo Mars Holdco 3, LLC	Delaware, U.S.
892489 Alberta Inc.	Alberta, Canada
892493 Alberta Inc.	Alberta, Canada
Civeo Canada HoldCo3 Ltd	BC, Canada
Civeo Cayman Services Limited	Cayman Islands